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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 1)*

                               Physiometrix, Inc.
                               ------------------
                                (Name of Issuer)

                            Common Stock, $.001 value
                         ------------------------------
                         (Title of Class of Securities)

                                    718928104
                                 --------------
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------------                           ---------------------------
|CUSIP NO. 718928104    |           13G            |   Page 2 of 19 Pages      |
|          -----------  |                          |       ---   ---           |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|  1     |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  Chemicals and Materials Enterprise Associates, Limited Partnership |
|--------|---------------------------------------------------------------------|
|  2     |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  3     |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  4     |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  Delaware Limited Partnership                                       |
|--------|-----------------|--------|------------------------------------------|
|                          |   5    |  SOLE VOTING POWER                       |
|                          |        |  0 shares                                |
|        NUMBER OF         |--------|------------------------------------------|
|         SHARES           |   6    |  SHARED VOTING POWER                     |
|      BENEFICIALLY        |        |  631,190 shares                          |
|        OWNED BY          ----------------------------------------------------|
|          EACH            |   7    |  SOLE DISPOSITIVE POWER                  |
|       REPORTING          |        |  0 shares                                |
|         PERSON           ----------------------------------------------------|
|          WITH            |   8    |  SHARED DISPOSITIVE POWER                |
|                          |        |  631,190 shares                          |
|--------|---------------------------------------------------------------------|
|  9     |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |  631,190 shares                                                     |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ] |
|        |  SHARES*                                                            |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|        |  11.2%                                                              |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON *                                         |
|        |  PN                                                                 |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                           ---------------------------
|CUSIP NO. 718928104    |           13G            |   Page 3 of 19 Pages      |
|          -----------  |                          |       ---   ---           |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|  1     |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  NEA Chemicals and Materials Partners, Limited Partnership          |
|--------|---------------------------------------------------------------------|
|  2     |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  3     |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  4     |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  Delaware Limited Partnership                                       |
|--------|-----------------|--------|------------------------------------------|
|                          |   5    |  SOLE VOTING POWER                       |
|                          |        |  0 shares                                |
|        NUMBER OF         |--------|------------------------------------------|
|         SHARES           |   6    |  SHARED VOTING POWER                     |
|      BENEFICIALLY        |        |  631,190 shares                          |
|        OWNED BY          ----------------------------------------------------|
|          EACH            |   7    |  SOLE DISPOSITIVE POWER                  |
|       REPORTING          |        |  0 shares                                |
|         PERSON           ----------------------------------------------------|
|          WITH            |   8    |  SHARED DISPOSITIVE POWER                |
|                          |        |  631,190 shares                          |
|--------|---------------------------------------------------------------------|
|  9     |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |  631,190 shares                                                     |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ] |
|        |  SHARES*                                                            |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|        |  11.2%                                                              |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON *                                         |
|        |  PN                                                                 |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                           ---------------------------
|CUSIP NO. 718928104    |           13G            |   Page 4 of 19 Pages      |
|          -----------  |                          |       ---   ---           |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|  1     |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  Thomas R. Baruch                                                   |
|--------|---------------------------------------------------------------------|
|  2     |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  3     |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  4     |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  United States                                                      |
|--------|-----------------|--------|------------------------------------------|
|                          |   5    |  SOLE VOTING POWER                       |
|                          |        |  0 shares                                |
|        NUMBER OF         |--------|------------------------------------------|
|         SHARES           |   6    |  SHARED VOTING POWER                     |
|      BENEFICIALLY        |        |  631,190 shares                          |
|        OWNED BY          ----------------------------------------------------|
|          EACH            |   7    |  SOLE DISPOSITIVE POWER                  |
|       REPORTING          |        |  0 shares                                |
|         PERSON           ----------------------------------------------------|
|          WITH            |   8    |  SHARED DISPOSITIVE POWER                |
|                          |        |  631,190 shares                          |
|--------|---------------------------------------------------------------------|
|  9     |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |  631,190 shares                                                     |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ] |
|        |  SHARES*                                                            |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|        |  11.2%                                                              |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON *                                         |
|        |  IN                                                                 |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                           ---------------------------
|CUSIP NO. 718928104    |           13G            |   Page 5 of 19 Pages      |
|          -----------  |                          |       ---   ---           |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|  1     |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  Corneilus C. Bond, Jr.                                             |
|--------|---------------------------------------------------------------------|
|  2     |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  3     |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  4     |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  United States                                                      |
|--------|-----------------|--------|------------------------------------------|
|                          |   5    |  SOLE VOTING POWER                       |
|                          |        |  0 shares                                |
|        NUMBER OF         |--------|------------------------------------------|
|         SHARES           |   6    |  SHARED VOTING POWER                     |
|      BENEFICIALLY        |        |  631,190 shares                          |
|        OWNED BY          ----------------------------------------------------|
|          EACH            |   7    |  SOLE DISPOSITIVE POWER                  |
|       REPORTING          |        |  0 shares                                |
|         PERSON           ----------------------------------------------------|
|          WITH            |   8    |  SHARED DISPOSITIVE POWER                |
|                          |        |  631,190 shares                          |
|--------|---------------------------------------------------------------------|
|  9     |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |  631,190 shares                                                     |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ] |
|        |  SHARES*                                                            |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|        |  11.2%                                                              |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON *                                         |
|        |  IN                                                                 |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                           ---------------------------
|CUSIP NO. 718928104    |           13G            |   Page 6 of 19 Pages      |
|          -----------  |                          |       ---   ---           |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|  1     |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  Frank A. Bonsal, Jr.                                               |
|--------|---------------------------------------------------------------------|
|  2     |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  3     |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  4     |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  United States                                                      |
|--------|-----------------|--------|------------------------------------------|
|                          |   5    |  SOLE VOTING POWER                       |
|                          |        |  0 shares                                |
|        NUMBER OF         |--------|------------------------------------------|
|         SHARES           |   6    |  SHARED VOTING POWER                     |
|      BENEFICIALLY        |        |  0 shares                                |
|        OWNED BY          ----------------------------------------------------|
|          EACH            |   7    |  SOLE DISPOSITIVE POWER                  |
|       REPORTING          |        |  0 shares                                |
|         PERSON           ----------------------------------------------------|
|          WITH            |   8    |  SHARED DISPOSITIVE POWER                |
|                          |        |  0 shares                                |
|--------|---------------------------------------------------------------------|
|  9     |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |  0 shares                                                           |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ] |
|        |  SHARES*                                                            |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|        |  0%                                                                 |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON *                                         |
|        |  IN                                                                 |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                           ---------------------------
|CUSIP NO. 718928104    |           13G            |   Page 7 of 19 Pages      |
|          -----------  |                          |       ---   ---           |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|  1     |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  Nancy L. Dorman                                                    |
|--------|---------------------------------------------------------------------|
|  2     |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  3     |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  4     |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  United States                                                      |
|--------|-----------------|--------|------------------------------------------|
|                          |   5    | SOLE VOTING POWER                        |
|                          |        | 0 shares                                 |
|        NUMBER OF         |--------|------------------------------------------|
|         SHARES           |   6    | SHARED VOTING POWER                      |
|      BENEFICIALLY        |        | 631,190 shares                           |
|        OWNED BY          ----------------------------------------------------|
|          EACH            |   7    |  SOLE DISPOSITIVE POWER                  |
|       REPORTING          |        |  0 shares                                |
|         PERSON           ----------------------------------------------------|
|          WITH            |   8    |  SHARED DISPOSITIVE POWER                |
|                          |        |  631,190 shares                          |
|--------|---------------------------------------------------------------------|
|  9     |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |  631,190 shares                                                     |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ] |
|        |  SHARES*                                                            |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|        |  11.2%                                                              |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON *                                         |
|        |  IN                                                                 |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                           ---------------------------
|CUSIP NO. 718928104    |           13G            |   Page 8 of 19 Pages      |
|          -----------  |                          |       ---   ---           |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|  1     |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  C. Richard Kramlich                                                |
|--------|---------------------------------------------------------------------|
|  2     |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  3     |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  4     |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  United States                                                      |
|--------|-----------------|--------|------------------------------------------|
|                          |   5    |  SOLE VOTING POWER                       |
|                          |        |  0 shares                                |
|        NUMBER OF         |--------|------------------------------------------|
|         SHARES           |   6    |  SHARED VOTING POWER                     |
|      BENEFICIALLY        |        |  631,190 shares                          |
|        OWNED BY          ----------------------------------------------------|
|          EACH            |   7    |  SOLE DISPOSITIVE POWER                  |
|       REPORTING          |        |  0 shares                                |
|         PERSON           ----------------------------------------------------|
|          WITH            |   8    |  SHARED DISPOSITIVE POWER                |
|                          |        |  631,190 shares                          |
|--------|---------------------------------------------------------------------|
|  9     |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |  631,190 shares                                                     |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ] |
|        |  SHARES*                                                            |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|        |  11.2%                                                              |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON *                                         |
|        |  IN                                                                 |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                           ---------------------------
|CUSIP NO. 718928104    |           13G            |   Page 9 of 19 Pages      |
|          -----------  |                          |       ---   ---           |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|  1     |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  Arthur J. Marks                                                    |
|--------|---------------------------------------------------------------------|
|  2     |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  3     |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  4     |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  United States                                                      |
|--------|-----------------|--------|------------------------------------------|
|                          |   5    |  SOLE VOTING POWER                       |
|                          |        |  0 shares                                |
|        NUMBER OF         |--------|------------------------------------------|
|         SHARES           |   6    |  SHARED VOTING POWER                     |
|      BENEFICIALLY        |        |  631,190 shares                          |
|        OWNED BY          ----------------------------------------------------|
|          EACH            |   7    |  SOLE DISPOSITIVE POWER                  |
|       REPORTING          |        |  0 shares                                |
|         PERSON           ----------------------------------------------------|
|          WITH            |   8    |  SHARED DISPOSITIVE POWER                |
|                          |        |  631,190 shares                          |
|--------|---------------------------------------------------------------------|
|  9     |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |  631,190 shares                                                     |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ] |
|        |  SHARES*                                                            |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|        |  11.2%                                                              |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON *                                         |
|        |  IN                                                                 |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                           ---------------------------
|CUSIP NO. 718928104    |           13G            |   Page 10 of 19 Pages     |
|          -----------  |                          |        ---   ---          |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|  1     |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  Thomas C. McConnell                                                |
|--------|---------------------------------------------------------------------|
|  2     |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  3     |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  4     |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  United States                                                      |
|--------|-----------------|--------|------------------------------------------|
|                          |   5    |  SOLE VOTING POWER                       |
|                          |        |  0 shares                                |
|        NUMBER OF         |--------|------------------------------------------|
|         SHARES           |   6    |  SHARED VOTING POWER                     |
|      BENEFICIALLY        |        |  631,190 shares                          |
|        OWNED BY          ----------------------------------------------------|
|          EACH            |   7    |  SOLE DISPOSITIVE POWER                  |
|       REPORTING          |        |  0 shares                                |
|         PERSON           ----------------------------------------------------|
|          WITH            |   8    |  SHARED DISPOSITIVE POWER                |
|                          |        |  631,190 shares                          |
|--------|---------------------------------------------------------------------|
|  9     |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |  631,190 shares                                                     |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ] |
|        |  SHARES*                                                            |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|        |  11.2%                                                              |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON *                                         |
|        |  PN                                                                 |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                           ---------------------------
|CUSIP NO. 718928104    |           13G            |   Page 11 of 19 Pages     |
|          -----------  |                          |        ---   ---          |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|  1     |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  Donald L. Murfin                                                   |
|--------|---------------------------------------------------------------------|
|  2     |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  3     |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  4     |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  United States                                                      |
|--------|-----------------|--------|------------------------------------------|
|                          |   5    |  SOLE VOTING POWER                       |
|                          |        |  0 shares                                |
|        NUMBER OF         |--------|------------------------------------------|
|         SHARES           |   6    |  SHARED VOTING POWER                     |
|      BENEFICIALLY        |        |  631,190 shares                          |
|        OWNED BY          ----------------------------------------------------|
|          EACH            |   7    |  SOLE DISPOSITIVE POWER                  |
|       REPORTING          |        |  0 shares                                |
|         PERSON           ----------------------------------------------------|
|          WITH            |   8    |  SHARED DISPOSITIVE POWER                |
|                          |        |  631,190 shares                          |
|--------|---------------------------------------------------------------------|
|  9     |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |  631,190 shares                                                     |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ] |
|        |  SHARES*                                                            |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|        |  11.2%                                                              |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON *                                         |
|        |  IN                                                                 |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                           ---------------------------
|CUSIP NO. 718928104    |           13G            |   Page 12 of 19 Pages     |
|          -----------  |                          |        ---   ---          |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|  1     |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  Charles W. Newhall III                                             |
|--------|---------------------------------------------------------------------|
|  2     |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  3     |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  4     |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  United States                                                      |
|--------|-----------------|--------|------------------------------------------|
|                          |   5    |  SOLE VOTING POWER                       |
|                          |        |  0 shares                                |
|        NUMBER OF         |--------|------------------------------------------|
|         SHARES           |   6    |  SHARED VOTING POWER                     |
|      BENEFICIALLY        |        |  631,190 shares                          |
|        OWNED BY          ----------------------------------------------------|
|          EACH            |   7    |  SOLE DISPOSITIVE POWER                  |
|       REPORTING          |        |  0 shares                                |
|         PERSON           ----------------------------------------------------|
|          WITH            |   8    |  SHARED DISPOSITIVE POWER                |
|                          |        |  631,190 shares                          |
|--------|---------------------------------------------------------------------|
|  9     |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |  631,190 shares                                                     |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ] |
|        |  SHARES*                                                            |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|        |  11.2%                                                              |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON *                                         |
|        |  IN                                                                 |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a). Name of Issuer:  Physiometrix, Inc.

Item 1(b). Address of Issuer's Principal Executive Offices:
           Five Billerica Park, 101 Billerica Avenue, North Billerica, MA 01862

Item 2(a). Names of Persons Filing: Chemicals and Materials Enterprise
           Associates, Limited Partnership ("CMEA"); NEA Chemicals and Materials Partners, Limited Partnership ("CMEA Partners"), which is a general partner of CMEA; Thomas R. Baruch ("Baruch"), Cornelius C. Bond, Jr. ("Bond"), Nancy L. Dorman ("Dorman"), C. Richard Kramlich ("Kramlich"), Arthur J. Marks ("Marks"), Thomas C. McConnell ("McConnell"), Donald L. Murfin ("Murfin") and Charles W. Newhall III ("Newhall") (collectively, the "General Partners"); and Frank A. Bonsal, Jr. ("Bonsal"). Baruch and Murfin are individual general partners of CMEA. Bond, Dorman, Kramlich, Marks, McConnell and Newhall are individual general partners of CMEA Partners. The persons named in this paragraph are referred to individually herein as a "Reporting Person" and collectively as the "Reporting Persons."

Item 2(b). Address of Principal Business Office or, if None, Residence: The
           address of the principal business office of CMEA Partners, Bonsal, Dorman, Marks and Newhall is New Enterprise Associates, 1119 St. Paul Street, Baltimore, Maryland 21202. The address of the principal business office of Bond, Kramlich and McConnell is New Enterprise Associates, 2490 Sand Hill Road, Menlo Park, California 94025. The address of the principal business office of CMEA, Baruch and Murfin is One Cleveland Center, Suite 2700, Cleveland, Ohio 44114.

Item 2(c). Citizenship: Each of CMEA and CMEA Partners is a limited partnership organized under the laws of the State of Delaware. Each of the General Partners and Bonsal is a United States citizen.

Item 2(d). Title of Class of Securities: Common Stock, $.001 par value ("Common
           Stock").

Item 2(e). CUSIP Number:  718928104.

Item 3. If this statement is filed pursuant to Rules 13d- 1(b), or 13d-2(b), check whether the person filing is a:

          (a) [ ] Broker or Dealer registered under Section 15 of the Securities Exchange Act of 1934 (the "Act").

          (b) [ ] Bank as defined in Section 3(a)(6) of the Act.

          (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act.

          (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940.

          (e) [ ] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940.



                              Page 13 of 19 Pages

          (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F) of the Act.

          (g) [ ] Parent Holding Company, in accordance with
                  Rule 13d-1(b)(ii)(G) of the Act.

          (h) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(H) of the Act.

          Not applicable. This Schedule 13G is not being filed to Rule 13d-1(b) or Rule 13d-2(b).

Item 4. Ownership.

        (a) CMEA is the record owner of 631,190 shares as of December 31, 1997. As general partners of CMEA, CMEA Partners, Baruch and Murfin may be deemed to own beneficially the Record Shares. As general partners of CMEA Partners, which is a general partner of CMEA, Bond, Dorman, Kramlich, Marks, McConnell and Newhall may also be deemed to own beneficially the Record Shares. Therefore, each Reporting Person other than Bonsal may be deemed to own beneficially 631,190 shares of Common Stock. Bonsal beneficially owns 0 shares of Common Stock.

        (b) Percent of Class: Each Reporting Person other than Bonsal: 11.2%.
            Bonsal: 0%. The foregoing percentage is calculated based on the 5,628,861 shares of Common Stock reported to be outstanding in the Quarterly Report on Form 10-Q of Physiometrix, Inc. for the quarter ended September 30, 1997, as adjusted pursuant to Rule 13d-13(d)(1).

        (c) Number of shares as to which such person has:

            (i) sole power to vote or to direct the vote: 0 shares for each
                Reporting Person.

           (ii) shared power to vote or to direct the vote: 631,190 shares for each Reporting Person other than Bonsal. 0 shares for Bonsal.

          (iii) sole power to dispose or to direct the disposition of: 0 shares for each Reporting Person.

           (iv) shared power to dispose or to direct the disposition of: 631,190 shares for each Reporting Person other than Bonsal. 0 shares for Bonsal.

        Each Reporting Person disclaims beneficial ownership of such shares of Common Stock except, in the case of CMEA for the 631,190 shares it holds of record.

Item 5. Ownership of Five Percent or Less of a Class.

        Bonsal has ceased to be a general partner of CMEA Partners and therefore holds less than 5% of the outstanding Common Stock.


                              Page 14 of 19 Pages

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

        Not applicable.

Item 7. Identification and Classification of the Subsidiary
        Which Acquired the Security Being Reported on by the Parent Holding Company.

        Not applicable.

Item 8. Identification and Classification of Members of the Group.

        Not applicable. The Reporting Persons expressly disclaim membership in a "group" as used in Rule 13d-1(b)(ii)(H).

Item 9. Notice of Dissolution of Group.

        Not applicable.

Item 10. Certification.

        Not applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b).


                              Page 15 of 19 Pages

                                    SIGNATURE
                                    ---------


      After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: February 10, 1998


CHEMICALS AND MATERIALS ENTERPRISE ASSOCIATES, LIMITED PARTNERSHIP


By: NEA CHEMICALS AND MATERIALS PARTNERS, LIMITED PARTNERSHIP


      By:             *
        __________________________________
        Charles W. Newhall III
        General Partner


NEA CHEMICALS AND MATERIALS PARTNERS, LIMITED PARTNERSHIP

By:            *
   ________________________________
   Charles W. Newhall III
   General Partner


               *
___________________________________
Cornelius C. Bond, Jr.


               *
___________________________________
Thomas R. Baruch


               *
___________________________________
Donald L. Murfin


                              Page 16 of 19 Pages

               *
___________________________________
Frank A. Bonsal, Jr.


               *
___________________________________
C. Richard Kramlich


               *
___________________________________
Arthur J. Marks


               *
___________________________________
Thomas C. McConnell


               *
___________________________________
Charles W. Newhall III




                                      *By: /s/ Nancy L. Dorman
                                           _____________________________________
                                           Nancy L. Dorman, in her individual
                                           capacity and as Attorney-in-Fact


________________________________________________________________________________

This Schedule 13G was executed by Nancy L. Dorman pursuant to Powers of Attorney filed with the Securities and Exchange Commission on February 13, 1992 in connection with a Schedule 13G for Advanced Interventional Systems Inc. and on February 13, 1995 in connection with a Schedule 13G for Acuity Imaging, Inc., which Powers of Attorney are incorporated herein by reference.


                              Page 17 of 19 Pages

                                                                       Exhibit 1
                                                                       ---------
                                    AGREEMENT

      Pursuant to Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of Common Stock of Physiometrix, Inc.

      EXECUTED as a sealed instrument this 10th day of February, 1998.


CHEMICALS AND MATERIALS ENTERPRISE ASSOCIATES, LIMITED PARTNERSHIP

By: NEA CHEMICALS AND MATERIALS PARTNERS, LIMITED PARTNERSHIP

      By:               *
        ____________________________________
        Charles W. Newhall III
        General Partner


NEA CHEMICALS AND MATERIALS PARTNERS, LIMITED PARTNERSHIP

By:            *
   _______________________________
      Charles W. Newhall III
      General Partner


               *
__________________________________
Cornelius C. Bond, Jr.


               *
__________________________________
Thomas R. Baruch


               *
__________________________________
Donald L. Murfin


                               Page 18 of 19 Pages

               *
__________________________________
Frank A. Bonsal, Jr.


               *
__________________________________
C. Richard Kramlich


               *
__________________________________
Arthur J. Marks


               *
__________________________________
Thomas C. McConnell


               *
__________________________________
Charles W. Newhall III


                                     *By: s/ Nancy L. Dorman
                                          ______________________________________
                                            Nancy L. Dorman, in her individual
                                            capacity and as Attorney-in-Fact


________________________________________________________________________________

This Agreement was executed by Nancy L. Dorman pursuant to Powers of Attorney filed with the Securities and Exchange Commission on February 13, 1992 in connection with a Schedule 13G for Advanced Interventional Systems Inc. and on February 13, 1995 in connection with a Schedule 13G for Acuity Imaging, Inc., which Powers of Attorney are incorporated herein by reference.